Exhibit 99.2

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE COMPANY
Michael Blackman
Vice President – Investor Relations
(813) 552-2927

KFORCE INC. REPORTS THIRD QUARTER REVENUE OF $188.9 MILLION

EPS of $0.16 EXCEEDS RANGE

TAMPA, FL – October 26, 2004 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced results for the third quarter of 2004. Revenue for the quarter ended September 30, 2004 was $188.9 million compared to $123.0 million for the third quarter of 2003 and $152.2 million for the quarter ended June 30, 2004. The Firm reported earnings for the third quarter of 2004 of $6,047,000 or $.16 per share compared to $1,354,000 or $.04 per share in the third quarter of 2003 and $251,000 or $.01 per share in the second quarter of 2004.

“We are very pleased with our third quarter results. We continued to see growth throughout the quarter in both flexible staffing and permanent placement. The third quarter of 2004 marks the fourth continuous quarter of sequential search improvement. Recently released Bureau of Labor statistics indicate that the unemployment rate of college educated workers dropped in September to 2.6%. Compared to past expansions, the data suggests that we are still early in the job creation cycle. It is also interesting to note that one-third of the total jobs created in September were in flexible staffing,” said David L. Dunkel, Kforce’s Chairman and Chief Executive Officer. “We believe our results for the third quarter are indicative of the focus and discipline that we maintained throughout the acquisition and integration of Hall Kinion/OnStaff during which time we have continued to grow our business. We also believe that the acquisition has resulted in new revenue opportunities and we are able to capitalize on our expanded footprint and enhanced capabilities. Third quarter results produced by our team are an example of our guiding principle that Great People = Great Results SM.”

William L. Sanders, President, added, “In the third quarter we began to see the many benefits of our expanded operating platform. We continued to see growth in the third quarter for each of our business units with particular strength in the Finance and Accounting group. Q3 marks the sixth straight quarter of improvement in Technology flexible staffing, which we believe, may be further strengthened as the environment in 2005 improves. Weekly revenue continued to improve post-merger with the week of September 26th being the highest revenue week of the year for the Firm. This fact is even more significant as we had eliminated approximately $4 million (quarterly) of Technology staffing revenue in the prior weeks that failed to meet Kforce margin requirements.”

“Revenue in the third quarter of $188.9 million represents a 24.1% increase from Q2 and includes a full quarter of revenue from the Hall Kinion/OnStaff acquisition. Search revenue, which was minimally impacted by the transaction, increased 16.2% sequentially to $11.5 million. As expected, operating expenses decreased to 27.4% in Q3, down from 30.6% in Q2, reflecting increased operating leverage and less transaction related expenses. The fourth quarter contains less actual billing days than in the third quarter, as well as client shutdowns in the Clinical Research and Scientific sectors around the holidays, which will result in three less billing days in the fourth quarter. We are encouraged by the positive revenue trends in the first weeks of the fourth quarter and expect sequential growth on a billing day basis of three to five percent.”

“If current trends were to continue, and reflecting the loss of a low margin client ($4 million per quarter) and less billing days in Q4 as previously noted, we believe the fourth quarter revenue may be in the range of $185 to $188 million. Earnings from operations may be 11 to 14 cents which includes approximately 7 cents for incremental severance costs, re-branding costs associated with the Hall Kinion/OnStaff acquisition, expenses to re-engineer our order to cash process and the addition of 25 percent more search sales associates.”

Kforce will host a conference call today to discuss these results. The call will begin at 5:00 p.m. EDT. The dial-in number is 1-617-786-2961, pass code 82882448. The replay of the call will be available from 6:00 p.m. EDT Tuesday, October 26 through November 2, 2004, by dialing 1-617-801-6888, passcode 85551351.

It will also be Webcast live at www.kforce.com (select “Investor Relations”) and will be available for Webcast replay until November 30, 2004.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 1,400 staffing specialists, Kforce operates in 45 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, any statement related to Kforce’s expected revenues or earnings or Kforce being well positioned for future profitability and growth are forward-looking statements. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(000’s Omitted)

(Unaudited)

	Quarter Ended
	September 30, 2004	June 30, 2004	September 30, 2003
Revenue by Function:
Technology	$89,671	$70,177	$55,779
Finance/Accounting	57,496	42,480	30,477
Health and Life Sciences	41,695	39,505	36,702

Total Revenue	188,862	152,162	122,958

Revenue by Time:
Perm	11,463	9,868	6,837
Flexible	177,399	142,294	116,121

Total Revenue	188,862	152,162	122,958

Cost Of Sales	130,987	104,901	85,109
Gross Profit	57,875	47,261	37,849
GP %	30.6%	31.1%	30.8%
Flex GP%	26.2%	26.3%	26.7%

Selling, General & Admin.	50,131	45,410	35,175
Deprec. & Amort.	1,556	1,209	1,051

Income from Operations	6,188	642	1,623

Other Expense	480	391	267

Earnings Before Taxes	5,708	251	1,356

Income Tax Benefit (Expense)	339	—	(2)

Net Income	$6,047	$251	$1,354

Earnings Per Share - Diluted	$0.16	$0.01	$0.04
EBITDA Per Share	$0.21	$0.06	$0.09
Shares Outstanding - Diluted	38,314	34,374	31,873

EBITDA	$7,893	$1,995	$2,904

Selected Cash Flow Information:
Bad Debt Expense (Recovery)	$1,035	$219	$(735)
Capital Expenditures	$987	$1,061	$615

Selected Balance Sheet Information:
Total Cash and Cash Equivalents	$2,907	$509	$13,227
Accounts Receivable, less allowance	$102,131	$94,784	$63,965
Total Assets	$273,310	$263,554	$161,447
Current Liabilities	$67,228	$62,105	$42,618
Long-Term Liabilities	$52,749	$55,564	$30,777
Total Stockholders’ Equity	$153,333	$145,885	$88,052

Other Information:
Billing Days	64	64	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q3 2004	Q2 2004	Q3 2003
Total Company
Flex Revenue (000’s)	$177,399	$142,294	$116,121
Revenue per billing day (000’s)	$2,771	$2,223	$1,814
Sequential Revenue Change	24.7%	16.8%	0.8%
Hours (000’s)	4,284	3,381	2,653
Flex GP %	26.2%	26.3%	26.7%

Search Revenue (000’s)	$11,463	$9,868	$6,837
Placements	1,001	826	608
Average Fee	11,548	12,009	$11,294
Billing days	64	64	64

Technology
Flex Revenue (000’s)	$86,364	$67,650	$54,402
Revenue per billing day (000’s)	$1,349	$1,057	$850
Sequential Revenue Change	27.7%	17.4%	1.6%
Hours (000’s)	1,484	1,219	939
Flex GP %	24.9%	24.8%	25.5%

Search Revenue (000’s)	$3,307	$2,527	$1,377
Placements	254	192	111
Average Fee	$13,116	$13,266	$12,379

Finance and Accounting
Flex Revenue (000’s)	$50,440	$36,119	$25,934
Revenue per billing day (000’s)	$788	$564	$405
Sequential Revenue Change	39.7%	26.7%	4.5%
Hours (000’s)	1,900	1,315	912
Flex GP %	27.5%	27.8%	28.2%

Search Revenue (000’s)	$7,056	$6,361	$4,543
Placements	643	541	414
Average Fee	$11,086	$11,826	$11,038

Health & Life Sciences
Flex Revenue (000’s)	$40,595	$38,525	$35,785
Revenue per billing day (000’s)	634	602	$559
Sequential Revenue Change	5.4%	7.8%	-2.9%
Hours (000’s)	900	847	802
Flex GP %	27.2%	27.3%	27.4%

Search Revenue (000’s)	$1,100	$980	$917
Placements	104	93	83
Average Fee	$10,600	$10,494	$11,114

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q3 2004	Q2 2004	Q3 2003
Healthcare-Nursing
Flex Revenue (000’s)	$10,751	$9,960	$9,634
Revenue per billing day (000’s)	$168	$155	$151
Sequential Revenue Change	7.9%	5.5%	-5.9%
Hours (000’s)	286	253	243
Flex GP %	25.5%	26.1%	25.8%

Search Revenue (000’s)	$79	$91	$99
Placements	12	11	9
Average Fee	$6,531	$8,234	$10,962

Healthcare - Non Nursing
Flex Revenue (000’s)	$7,507	$6,441	$6,240
Revenue per billing day (000’s)	$117	$101	$97
Sequential Revenue Change	16.6%	18.6%	0.5%
Hours (000’s)	119	102	93
Flex GP %	30.5%	30.4%	29.4%

Search Revenue (000’s)	$52	$65	$113
Placements	6	6	12
Average Fee	$8,614	$10,877	$9,410

Clinical Research
Flex Revenue (000’s)	$13,829	$13,801	$12,430
Revenue per billing day (000’s)	$216	$216	$194
Sequential Revenue Change	0.2%	-0.1%	-2.4%
Hours (000’s)	187	186	171
Flex GP %	27.8%	27.6%	28.8%

Search Revenue (000’s)	$576	$403	$410
Placements	33	27	25
Average Fee	$17,463	$14,705	$16,418

Scientific
Flex Revenue (000’s)	$8,508	$8,323	$7,481
Revenue per billing day (000’s)	$133	$130	$117
Sequential Revenue Change	2.2%	17.9%	-2.3%
Hours (000’s)	308	306	295
Flex GP %	25.5%	26.0%	25.5%

Search Revenue (000’s)	$393	$421	$295
Placements	53	49	37
Average Fee	$7,459	$8,582	$8,078

Kforce Inc.

EBITDA Reconciliation

(000’s Omitted)

(Unaudited)

	Q3 2004		Q2 2004		Q3 2003
	$	Per share	$	Per share	$	Per share
EBITDA	$7,893	$0.21	$1,995	$0.06	$2,904	$0.09
Depreciation and Amortization	(1,556)	(0.04)	(1,209)	(0.03)	(1,051)	(0.03)
Interest Expense and Other	(629)	(0.02)	(535)	(0.02)	(497)	(0.02)
Tax Benefit (Expense)	339	0.01	—	—	(2)	—

Net Income	$6,047	$0.16	$251	$0.01	$1,354	$0.04

Outstanding Shares - Diluted	38,314		34,374		31,873

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation, amortization and change in accounting principle. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to similarly titled measures of other companies.